The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Securities until the pricing supplement, the accompanying product supplement, the index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Securities and we are not soliciting offers to buy these Securities in any state where the offer or sale is not permitted.

Subject to Completion
PRELIMINARY PRICING SUPPLEMENT
Dated September 18, 2026
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-283672
(To Prospectus dated February 6, 2025,
Index Supplement dated February 6, 2025
and Product Supplement dated February 6, 2025)

UBS AG $• Buffer Autocallable GEARS

Linked to an Unequally Weighted Basket of Equity Indices due on or about September 28, 2029

Investment Description

UBS AG Buffer Autocallable GEARS (the “Securities”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to an unequally weighted basket (the “underlying basket”) consisting of the following five equity indices (each, a “basket asset”, together the “basket assets”): EURO STOXX 50® Index (40.00% weighting), Nikkei 225® Index (25.00% weighting), FTSE®100 Index (17.50% weighting), Swiss Market Index (SMI)® (10.00% weighting) and S&P/ASX 200 Index (7.50% weighting). UBS will automatically call the Securities (an “automatic call”) if the closing level of the underlying basket (the “basket closing level”) on the observation date is equal to or greater than the autocall barrier, which is a level of the underlying basket equal to a percentage of the initial basket level, as indicated below. If the Securities are subject to an automatic call, on the call settlement date UBS will pay a cash payment per Security equal to the “call price”, which is equal to the principal amount plus a percentage return based on the call return rate, and no further payments will be owed to you under the Securities. If the Securities are not subject to an automatic call, the amount you receive at maturity will be based on the direction and percentage change in the level of the underlying basket from the initial basket level to the final basket level (the “basket return”) and whether the basket closing level on the final valuation date (the “final basket level”) is less than the downside threshold. If the Securities are not subject to an automatic call and the basket return is positive, at maturity UBS will pay you a cash payment per Security equal to the principal amount plus a percentage return equal to the basket return multiplied by the upside gearing. If the Securities are not subject to an automatic call, the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, at maturity UBS will pay you a cash payment per Security equal to the principal amount. If, however, the Securities are not subject to an automatic call, the basket return is negative and the final basket level is less than the downside threshold, at maturity UBS will pay you a cash payment per Security that is less than the principal amount, resulting in a percentage loss on your initial investment equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or almost all of your initial investment. Higher call return rates are generally associated with a greater risk of loss and a greater risk that the Securities will not be subject to an automatic call. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Securities and you could lose all of your initial investment.

Features

❑

Automatic Call Feature — UBS will automatically call the Securities if the basket closing level is equal to or greater than the autocall barrier on the observation date. If the Securities are subject to an automatic call, UBS will pay on the call settlement date a cash payment per Security equal to the call price. Following an automatic call, no further payments will be owed to you under the Securities.

❑

Enhanced Exposure to Positive Basket Return — If the Securities are not subject to an automatic call, at maturity, the Securities provide exposure to any positive basket return multiplied by the upside gearing.

❑

Contingent Repayment of Principal Amount at Maturity with Buffered Downside Market Exposure — If the Securities are not subject to an automatic call, the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, at maturity UBS will pay you a cash payment per Security equal to the principal amount. If, however, the Securities are not subject to an automatic call, the basket return is negative and the final basket level is less than the downside threshold, at maturity UBS will pay you a cash payment per Security that is less than the principal amount, resulting in a percentage loss on your initial investment equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	September 28, 2026
Settlement Date**	September 30, 2028
Observation Date	October 5, 2027
Final Valuation Date	September 26, 2029
Maturity Date	September 28, 2029
*	Expected. See page 2 for additional details.
**

We expect to deliver the Securities against payment on the second business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities in the secondary market on any date prior to one business day before delivery of the Securities will be required, by virtue of the fact that each Security initially will settle in two business days (T+2), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have downside market risk similar to that of the underlying basket, subject to the buffer. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or almost all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

Information about the underlying basket and the basket assets is specified on page 2 herein and described in more detail under “Information About the Underlying Basket and the Basket Assets” herein. The final terms of the Securities will be set on the trade date. The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Basket	Basket Weighting	Call Return Rate	Upside Gearing	Initial Basket Level	Downside Threshold	Autocall Barrier	Buffer	CUSIP	ISIN
An Unequally Weighted Basket of 5 Equity Indices (see page 2 for further details)	Unequally Weighted (see page 2 for further details)	12.00%	1.53 to 1.73	To be set to 100.00 on the trade date	90.00% of the Initial Basket Level	100.00% of the Initial Basket Level	10.00%	90266V325	US90266V3252

The estimated initial value of the Securities as of the trade date is expected to be between $9.445 and $9.745. The range of the estimated initial value of the Securities was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 6 herein.

See “Additional Information About UBS and the Securities” on page ii. The Securities will have the terms set forth in the accompanying product supplement relating to the Securities, dated February 6, 2025, the accompanying prospectus dated February 6, 2025 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to an Unequally Weighted Basket of Equity Indices	$•	$10.00	$•	$0.25	$•	$9.75
UBS Financial Services Inc.	UBS Investment Bank

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement) with the Securities and Exchange Commission (the “SEC”), for the Securities to which this document relates. You should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and the Securities. You may obtain these documents without cost from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market-Linked Securities product supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007685/ubs_424b2-03670.htm

♦Index Supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007688/ubs_424b2-03745.htm

♦Prospectus dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Buffer Autocallable GEARS” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated February 6, 2025, references to the “index supplement” mean the UBS index supplement, dated February 6, 2025 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated February 6, 2025.

This document, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities.

If there is any inconsistency between the terms of the Securities described in the accompanying prospectus, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of some or almost all of your initial investment.

♦You can tolerate a loss of some or almost all of your initial investment and are willing to make an investment that may have downside market risk similar to that of a hypothetical investment in the underlying basket, the basket assets or the stocks comprising the basket assets (the “underlying constituents”), subject to the buffer.

♦    You believe that the basket closing level of the underlying basket will be equal to or greater than the autocall barrier on the observation date or that the Securities will not be subject to an automatic call and that the level of the underlying basket will increase over the term of the Securities.

♦You are willing to invest in the Securities based on the minimum upside gearing specified on the cover hereof (the actual upside gearing will be set on the trade date).

♦You are willing to invest in the Securities based on the autocall barrier, call return rate and downside threshold (and corresponding buffer) specified on the cover hereof.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level(s) of the underlying basket and basket assets.

♦You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying constituents.

♦You are willing to invest in Securities that may be subject to an automatic call and are otherwise willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦You understand and are willing to accept the risks associated with the underlying basket and the basket assets.

♦You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of some or almost all of your initial investment.

♦You cannot tolerate a loss of some or almost all of your initial investment or are not willing to make an investment that may have downside market risk similar to that of a hypothetical investment in the underlying basket, basket assets or the underlying constituents, subject to the buffer.

♦    You believe that the level of the underlying basket will decline during the term of the Securities and that the basket closing level of the underlying basket is likely to be less than the autocall barrier on the observation date or that the final basket level is likely to be less than the downside threshold.

♦You are unwilling to invest in the Securities based on the minimum upside gearing specified on the cover hereof (the actual upside gearing will be set on the trade date).

♦You are unwilling to invest in the Securities based on the autocall barrier, call return rate or downside threshold (and corresponding buffer) specified on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level(s) of the underlying basket or basket assets.

♦You seek current income from your investment or prefer to receive any dividends paid on the underlying constituents.

♦You are unable or unwilling to hold Securities that may be subject to an automatic call, you are otherwise unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦You do not understand or are unwilling to accept the risks associated with the underlying basket or the basket assets.

♦You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying Basket and the Basket Assets” herein for more information on the underlying basket and the basket assets. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Securities.

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$10 per Security (subject to a minimum investment of 100 Securities)
Term

Approximately 3 years, unless subject to an automatic call. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the observation date, call settlement date, final valuation date and maturity date to ensure that the stated term of the Securities remains the same.

Underlying Basket	The following table lists the basket assets and their corresponding Bloomberg tickers, basket weightings and initial asset levels.
	Basket Asset	Bloomberg Ticker	Basket Weighting	Initial Asset Level(1)(3)
	EURO STOXX 50® Index	SX5E	40.00%	●
	Nikkei 225® Index	NKY	25.00%	●
	FTSE®100 Index	UKX	17.50%	●
	Swiss Market Index (SMI)®	SMI	10.00%	●
	S&P/ASX 200 Index	AS51	7.50%	●

Upside Gearing	1.53 to 1.73. The actual upside gearing will be determined on the trade date.
Automatic Call Feature

UBS will automatically call the Securities if the basket closing level of the underlying basket on the observation date is equal to or greater than the autocall barrier.

If the Securities are subject to an automatic call, on the call settlement date UBS will pay a cash payment per Security equal to the call price. Following an automatic call, no further payments will be made on the Securities.

Buffer	10.00%
Call Return Rate	12.00%
Call Return	The call return is based upon the call return rate. See “Call Price” below.
Call Price

The call price equals the principal amount per Security plus the call return.

The table below reflects the call return rate of 12.00%.

Observation Date(1)

Call Settlement Date(2)

Call Return

Call Price (per Security)

October 5, 2027

October 7, 2027

12.00%

$11.20

Payment at Maturity (per Security)

If the Securities are not subject to an automatic call and the basket return is positive, UBS will pay you a cash payment equal to:

$10 × (1 + Basket Return × Upside Gearing)

If the Securities are not subject to an automatic call, the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, UBS will pay you a cash payment equal to:

$10

If the Securities are not subject to an automatic call, the basket return is negative and the final basket level is less than the downside threshold, UBS will pay you a cash payment that is less than the principal amount, equal to:

$10 × [1 + (Basket Return + Buffer)]

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment.

Basket Return	The quotient, expressed as a percentage, of the following formula: Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	To be set to 100.00 on the trade date.
Final Basket Level	The basket closing level on the final valuation date, as determined by the calculation agent .
Autocall Barrier(3)	A specified level of the underlying basket, equal to a percentage of the initial basket level, as specified on the cover hereof.
Downside Threshold(3)	A specified level of the underlying basket that is less than the initial basket level, equal to a percentage of the initial basket level, as specified on the cover hereof.
Basket Closing Level	The basket closing level will be calculated as follows: 100 × [1 + (the sum of each basket asset return multiplied by its basket weighting)]
Basket Asset Return	With respect to each basket asset, the quotient, expressed as a percentage, of the following formula: Closing Asset Level – Initial Asset Level Initial Asset Level
Closing Asset Level(3)	With respect to each basket asset, the closing level for such basket asset on the observation date or final valuation date, as the case may be.

(1) Subject to the market disruption event provisions set forth in the accompanying product supplement.

(2) Two business days following the relevant observation date. If you are able to sell the Securities in the secondary market on the observation date, the purchaser of the Securities will be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any payment attributable to the observation date.

(3) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

Investment Timeline

Trade Date	The initial asset level of each basket asset is observed and the initial basket level and the final terms of the Securities are set.

Observation Date

The Securities will be subject to an automatic call if the basket closing level of the underlying basket on the observation date is equal to or greater than the autocall barrier.

If the Securities are subject to an automatic call, on the call settlement date UBS will pay a cash payment per Security equal to the call price. Following an automatic call, no further payments will be made on the Securities.

Maturity Date

The closing asset level for each basket asset is observed on the final valuation date and each basket asset return and the basket return are calculated.

If the Securities are not subject to an automatic call and the basket return is positive, UBS will pay you a cash payment per Security equal to:

$10 × (1 + Basket Return × Upside Gearing)

If the Securities are not subject to an automatic call, the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Security equal to:

$10

If the Securities are not subject to an automatic call, the basket return is negative and the final basket level is less than the downside threshold, UBS will pay you a cash payment per Security that is less than the principal amount, equal to:

$10 × [1 + (Basket Return + Buffer)]

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment.

Investing in the Securities involves significant risks. If the Securities are not subject to an automatic call, you may lose some or almost all of your initial investment. Specifically, if the Securities are not subject to an automatic call and the final basket level is less than the downside threshold, you will lose a percentage of your principal amount equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to a hypothetical investment in the underlying basket. Some of the key risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities at maturity. If the Securities are not subject to an automatic call, the basket return is negative and the final basket level is less than the downside threshold, you will lose a percentage of your principal amount equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment.

♦The contingent repayment of principal applies only if you hold your Securities to an automatic call or maturity — You should be willing to hold your Securities to an automatic call or maturity. If you are able to sell your Securities prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying basket at such time is equal to or greater than the downside threshold.

♦The call return and upside gearing apply only upon an automatic call and at maturity, respectively — You should be willing to hold your Securities to an automatic call or maturity. If you are able to sell your Securities prior to an automatic call or maturity in the secondary market, the price you receive will likely not reflect the full economic value of the call return and/or upside gearing, and the percentage return you realize may be less than the call return and/or then-current basket return multiplied by the upside gearing, even if such return is positive. You can receive the full benefit of the payment upon an automatic call or the payment at maturity only if you hold your Securities to an automatic call or maturity, respectively.

♦No interest payments — UBS will not pay any interest with respect to the Securities.

♦If the Securities are subject to an automatic call, your potential return on the Securities will be limited to the call return and you will not participate in any increase of the underlying basket or any underlying constituent — The Securities will be subject to an automatic call if the basket closing level of the underlying basket is equal to or greater than the autocall barrier on the observation date. If the Securities are subject to an automatic call, the return potential of the Securities will be limited to the pre-specified call return regardless of any increase of the underlying basket, and you will not participate in any increase of the underlying basket from its initial basket level and you will not benefit from the upside gearing. As a result, the return on an investment in the Securities could be less than the return on a hypothetical direct investment in the underlying basket or underlying constituents.

♦A higher call return rate or lower downside threshold may reflect greater expected volatility of the underlying basket, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Securities, including the call return rate and downside threshold, are based, in part, on the expected volatility of the underlying basket at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying basket. The greater the expected volatility of the underlying basket as of the trade date, the greater the expectation is as of that date that the final basket level could be less than the downside threshold and, as a consequence, indicates an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in a higher call return rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower downside threshold than those terms on otherwise comparable securities. Therefore, a relatively higher call return rate may indicate an increased risk of loss. However, the underlying basket’s volatility can change significantly over the term of the Securities, and a relatively lower downside threshold may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying basket and the potential to lose some or almost all of your initial investment.

♦Reinvestment risk — The Securities will be subject to an automatic call if the basket closing level of the underlying basket is equal to or greater than the autocall barrier on the observation date. Therefore, the term of your investment may be limited. In the event that the Securities are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable call return rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities.

♦Owning the Securities is not the same as owning the underlying constituents — The return on your Securities may not reflect the return you would realize if you actually owned the underlying constituents. For instance, if the Securities are subject to an automatic call, the return potential of the Securities will be limited to the pre-specified call return regardless of any increase of the underlying basket, and you will not participate in any such increase from its initial basket level. In addition, as an owner of the Securities, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying constituents during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. Similarly, you will not have voting rights or any other rights of a holder of the underlying constituents.

Risks Relating to Characteristics of the Underlying Basket and Basket Assets

♦Market risk — The return on the Securities, which may be negative, is directly linked to the performance of the underlying basket (and, therefore, the weighted performance of the basket assets) and indirectly linked to the performance of the underlying constituents and their issuers (the “underlying constituent issuers”). The level of the basket assets (and, therefore, the level of the underlying basket) can rise or fall sharply due to factors specific to such basket assets and their underlying constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Securities, should conduct your own investigation into the basket assets and underlying constituents.

♦There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the levels of the underlying basket will rise or fall. There can be no assurance that the basket closing level will be equal to or greater than the autocall barrier on the observation date or, if the Securities are not subject to an automatic call, that the final basket level will be equal to or greater than the initial basket level or downside threshold. In addition, even if the Securities are not subject to an automatic call and the basket closing level is equal to or greater than the initial basket level, the percentage return you receive at maturity may be less than the call return you would have otherwise received if the Securities were subject to an automatic call. The performance of the underlying basket from the initial basket level to the final basket level will be influenced by complex and interrelated political, economic, financial and other factors that affect the basket assets and their underlying constituents. You should be willing to accept the risks of owning equities in general and the underlying constituents in particular, and the risk of losing some or almost all of your investment in the Securities.

♦The underlying basket is unequally weighted, and changes in the levels of the basket assets may offset each other — The underlying basket is unequally weighted; thus, an increase in the level of one or more basket assets may be offset by a smaller increase or a decline in the level of one or more other basket assets. As a result, the basket return could be negative even if relatively few of the basket assets experience a negative basket asset return, resulting in the loss of some or almost all of your investment in the Securities. Because the basket assets are not equally weighted, increases in lower weighted basket assets may be offset by even small decreases in more heavily weighted basket assets. Specifically, the performance of the EURO STOXX® 50 Index will have a significantly larger impact on the return on the Securities than the performance of any other basket asset and the performance of the Swiss Market Index (SMI)® and the S&P/ASX 200 Index will have a significantly smaller impact.

♦Correlation (or lack of correlation) among the basket assets may adversely affect your return on the Securities — “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the levels of the basket assets may not correlate with each other. At a time when the level of a basket asset increases, the level of another basket asset may not increase as much, or may even decline. Therefore, in calculating the underlying basket’s performance on the final valuation date, an increase in the level of one basket asset may be moderated, wholly offset or reversed by a lesser increase, or by a decline, in the level of another basket asset. Further, high correlation of movements in the levels of the basket assets could adversely affect your return on the Securities during periods of negative performance of the basket assets. Changes in the correlation of the basket assets may adversely affect the market value of, and return on, your Securities.

♦Changes affecting a basket asset, including regulatory changes, could have an adverse effect on the market value of, and return on, your Securities — The policies of any index sponsor as specified under “Information About the Underlying Basket and the Basket Assets” (each, an “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which such index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the applicable basket asset. The policies of an index sponsor with respect to the calculation of the applicable basket asset could also adversely affect the level of such basket asset. An index sponsor may discontinue or suspend calculation or dissemination of the applicable basket asset. Further, indices like each basket asset have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the applicable basket asset) or the administrator (its index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original basket asset, it may deem the closing level of the original basket asset on a trading day reasonably proximate to the date of such event to be its closing level on each applicable date. Such events and the potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Securities.

♦UBS cannot control actions by the index sponsors or, except to the extent the common stock of the parent company of UBS is included in a basket asset, any underlying constituent issuer and none of the index sponsors or any other underlying constituent issuer have any obligation to consider your interests — Neither UBS nor our affiliates are affiliated with the index sponsors or have any ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the basket assets. In addition, except to the extent the common stock of our parent is included in the Swiss Market Index, neither we nor our affiliates are affiliated with any other underlying constituent issuer or have any ability to control or predict their actions or their public disclosure of information, whether contained in SEC filings or otherwise. None of the index sponsors or any other underlying constituent issuer is involved in the Securities offering in any way and none have any obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of, and return on, your Securities.

♦The basket assets reflect price return, not total return — The return on your Securities is based on the performance of the underlying basket and, therefore, the basket assets, which reflect the change in the market prices of their underlying constituents. None of the basket assets are a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the underlying constituents. Accordingly, the return on your Securities will not include such a total return feature or dividend component.

♦The Securities are subject to risks associated with non-U.S. securities markets — The Securities are subject to risks associated with non-U.S. securities markets because the EURO STOXX 50® Index, Nikkei 225® Index, FTSE®100 Index, Swiss Market Index (SMI)® and S&P/ASX 200 Index are comprised of stocks that are traded in the Eurozone, Japan, the United Kingdom, Switzerland and Australia, respectively. Investments linked to the value of non-U.S. equity securities involve particular risks. Any non-U.S. securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other non-U.S. securities markets. Both government intervention in a non-U.S. securities market, either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. The prices of securities in a non-U.S. country are subject to political, economic, financial and social factors that are unique to such non-U.S. country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non-U.S. government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effect of Brexit remains uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these or other factors, could negatively affect such non-U.S. securities market and the prices of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a non-U.S. securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other non-U.S. securities markets. Non-U.S. economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on non-U.S. securities prices.

The Securities may also be subject to regulatory risks, including sanctions, because each basket asset is comprised, at least in part, of stocks that are traded in one or more non-U.S. securities markets. For instance, pursuant to U.S. executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. Actions taken by an index sponsor in response to any such developments could adversely affect the performance of the basket assets and, as a result, the market value of, and return on the Securities. Additionally, following certain events, if the calculation agent determines that a change in law has occurred or would have occurred but for a decision by its index sponsor to modify or reconstitute its index, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would achieve an equitable result, it may deem the basket asset’s closing level on a trading day reasonably proximate to the date of such event to be its closing level on each applicable date. For additional information, see the section “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

♦The Securities will not be adjusted for changes in exchange rates related to the U.S. dollar, which might affect the basket assets — Although the basket assets all include stocks that are traded in currencies other than the U.S. dollar, the Securities are denominated in U.S. dollars. The determination of the closing asset levels, basket return and the payment at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which such underlying constituents are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may adversely affect the levels of the basket assets and, accordingly, the return on the Securities. You will not benefit from any appreciation of the currencies in which underlying constituents are denominated relative to the U.S. dollar, which you would have had you owned such stocks directly.

Estimated Value Considerations

♦The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level and volatility of the basket assets and underlying constituents, any expected dividends on the underlying constituents, the correlation among the basket assets, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Basket and Basket Assets — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Securities and may stop making a market at any time. If you are able to sell your Securities prior to maturity you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Securities prior to maturity — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the level of the basket assets and the underlying constituents; the volatility of the basket assets and the underlying constituents; any expected dividends on the underlying constituents; the correlation among the basket assets; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Securities and the factors discussed under “—Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any basket asset or any underlying constituent, as applicable, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of any basket asset or underlying constituent, as applicable, may adversely affect the performance of the basket assets and therefore the level of the underlying basket and market value of, and return on, the Securities.

♦Potential conflicts of interest — UBS and its affiliates may engage in business with any underlying constituent issuer, which may present a conflict between the interests of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the Securities are subject to an automatic call and the payment at maturity of the Securities based on observed levels of the basket assets on the observation date or the final valuation date, as applicable. The calculation agent can postpone the determination of the terms of the Securities if a market disruption event occurs or is continuing on the trade date, observation date or final valuation date. As UBS determines the economic terms of the Securities, including the call return rate, autocall barrier, downside threshold (and corresponding buffer), and upside gearing, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay a total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and return on, the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying basket.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.

♦The Securities are not bank deposits — An investment in the Securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences severe financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder — The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Securities, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Securities. Prior to any debt-to-equity swap or write-off with respect to any Securities, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Securities; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Securities will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Securities. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Securities, the price or value of their investment in the Securities and/or the ability of UBS to satisfy its obligations under the Securities and could lead to holders losing some or all of their investment in the Securities.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to-equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Securities may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Securities and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Securities or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Securities?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Hypothetical Examples and Return Table of the Securities at Maturity

The below examples and table are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement.

The examples and table below illustrate the payment upon an automatic call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$10
Term:	Approximately 3 years
Observation Date:	Approximately 53 weeks after the trade date
Initial Basket Level:	100.00
Autocall Barrier	100.00 (which is equal to 100.00% of the initial basket level)
Downside Threshold:	90.00 (which is equal to 90.00% of the initial basket level)
Buffer:	10.00%
Call Return Rate:	12.00%
Upside Gearing:	1.53
Range of Basket Return:	-100% to 40%

Example 1: The Basket Closing Level is equal to or greater than the Autocall Barrier on the Observation Date.

Date	Basket Closing Level	Payment (per Security)
Observation Date	120.00 (equal to or greater than Autocall Barrier)	$11.20 (Call Price)
	Total Payment:	$11.20 (12.00% total return)

Because the Securities are subject to an automatic call on the observation date (which is approximately one year after the trade date), UBS will pay on the call settlement date a total of $11.20 per Security (reflecting your principal amount plus the call return), for a total return of 12.00% on the Securities. You will not receive any further payments on the Securities. Although the basket closing level of the underlying basket on the observation date increased by a percentage from the initial basket level that is greater than the call return rate, because the Securities are subject to an automatic call, the total return on the Securities is limited to the call return of 12.00% and you will not participate in any increase in the basket closing level of the underlying basket from its initial basket level and you will not benefit from the upside gearing.

Example 2: The Securities are NOT subject to an Automatic Call and the Basket Return is positive.

Date	Basket Closing Level	Payment (per Security)
Observation Date	92.00 (less than Autocall Barrier)	$0.00
Final Valuation Date	101.00 (equal to or greater than Initial Basket Level and Downside Threshold)	$10.00 × (1 + Basket Return × Upside Gearing) = $10.00 × (1 + 1% × 1.53) = $10.00 × 1.0153 = $10.153 (Payment at Maturity)
	Total Payment:	$10.153 (1.53% total return)

Because the Securities are not subject to an automatic call and the basket return is positive, at maturity UBS will pay you a total of $10.153 per Security (reflecting your principal amount plus a return equal to the basket return multiplied by the upside gearing), for a total return of 1.53% on the Securities. Because the basket return multiplied by the upside gearing is less than the call return rate, your return is less than it would have been if the Securities were subject to an automatic call.

Example 3: The Securities are NOT subject to an Automatic Call, the Basket Return is negative and the Final Basket Level is equal to or greater than the Downside Threshold.

Date	Basket Closing Level	Payment (per Security)
Observation Date	70.00 (less than Autocall Barrier)	$0.00
Final Valuation Date	95.00 (less than Initial Basket Level; equal to or greater than Downside Threshold)	$10.00 (Payment at Maturity)
	Total Payment:	$10.00 (0.00% total return)

Because the Securities are not subject to an automatic call, the basket return is negative and the final basket level is equal to or greater than the downside threshold, at maturity UBS will pay you a total of $10.00 per Security (reflecting your principal amount), for a total return of 0.00% on the Securities.

Example 4: The Securities are NOT subject to an Automatic Call, the Basket Return is negative and the Final Basket Level is less than the Downside Threshold.

Date	Basket Closing Level	Payment (per Security)
Observation Date	92.00 (less than Autocall Barrier)	$0.00
Final Valuation Date	40.00 (less than Downside Threshold)	= $10.00 × [1 + (Basket Return + Buffer)] = $10.00 × [1 + (-60.00% + 10.00%)] = $10.00 × 0.5 = $5.00 (Payment at Maturity)
	Total Payment:	$5.00 (50.00% loss)

Because the Securities are not subject to an automatic call, the basket return is negative and the final basket level is less than the downside threshold, at maturity UBS will pay you a total of $5.00 per Security, for a loss of 50.00% on the Securities.

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment.

Hypothetical Payment at Maturity if the Securities are NOT Subject to an Automatic Call

Underlying Basket		Payment and Return at Maturity
Final Basket Level	Basket Return	Payment at Maturity	Security Total Return at Maturity
140.00	40.00%	$16.12	61.20%
130.00	30.00%	$14.59	45.90%
120.00	20.00%	$13.06	30.60%
110.00	10.00%	$11.53	15.30%
100.00	0.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
90.00	-10.00%	$10.00	0.00%
80.00	-20.00%	$9.00	-10.00%
70.00	-30.00%	$8.00	-20.00%
60.00	-40.00%	$7.00	-30.00%
50.00	-50.00%	$6.00	-40.00%
40.00	-60.00%	$5.00	-50.00%
30.00	-70.00%	$4.00	-60.00%
20.00	-80.00%	$3.00	-70.00%
10.00	-90.00%	$2.00	-80.00%
0.00	-100.00%	$1.00	-90.00%

Investing in the Securities involves significant risks. If the Securities are not subject to an automatic call, you may lose some or almost all of your initial investment. Specifically, if the Securities are not subject to an automatic call and the final basket level is less than the downside threshold, you will lose a percentage of your principal amount equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Securities and you could lose all of your initial investment.

Information About the Underlying Basket and the Basket Assets

All disclosures contained in this document regarding the underlying basket and basket assets are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying basket and basket assets. You should make your own investigation into the underlying basket and basket assets.

Included on the following pages is a brief description of the underlying basket and basket assets. This information has been obtained from publicly available sources. Set forth below are graphs that illustrate the past performance for each of the basket assets and a hypothetical underlying basket. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the basket assets as an indication of future performance.

The Underlying Basket

Because the underlying basket is a newly created basket and its level will begin to be calculated on the trade date, there is no actual historical information about the basket closing levels as of the date hereof. Therefore, the hypothetical basket closing levels of the underlying basket below are calculated based on publicly available information for each basket asset as reported by Bloomberg without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical basket closing level has fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the basket closing level during any period shown below is not an indication that the underlying basket is more or less likely to increase or decrease at any time during the term of the Securities.

Hypothetical Historical Basket Levels

The graph below illustrates the hypothetical performance of the underlying basket from January 1, 2021 through September 17, 2026, based on the daily closing levels of the basket assets, assuming the basket closing level was 100 on January 1, 2021. Past hypothetical performance of the underlying basket is not indicative of the future performance of the underlying basket.

Basket Closing Level

200
180
160
140
120
100
80
60
40
20
0
Jan-2021
Jan-2022
Jan-2023
Jan-2024
Jan-2025
Jan-2026

EURO STOXX 50® Index

We have derived all information contained herein regarding the EURO STOXX 50® Index (“SX5E”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited.

STOXX Limited has no obligation to continue to publish the SX5E, and may discontinue publication of the SX5E at any time. The SX5E is determined, comprised and calculated by STOXX Limited without regard to this instrument.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — EURO STOXX 50® Index”, the SX5E covers 50 stocks of market sector leaders from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The SX5E captures a selection of the largest stocks among the 20 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. The SX5E universe is defined as all components of the 20 EURO STOXX Regional Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries. Each component’s weight is capped at 10% of the SX5E’s total free-float market capitalization. Additional information regarding the SX5E may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement. Select information regarding top constituents, country, industry and/or sector weightings may be made available on the index sponsor’s website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The graph below illustrates the performance of SX5E from January 1, 2016 through September 17, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any information obtained from Bloomberg. The closing level of SX5E on September 17, 2026 was 6,322.90. The actual initial asset level for SX5E will be the closing level of SX5E on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Securities.

Nikkei 225® Index

We have derived all information regarding the Nikkei 225® Index (“NKY”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by Nikkei Inc. (its “index sponsor” or “Nikkei”).

NKY is published by Nikkei, but Nikkei has no obligation to continue to publish NKY, and may discontinue publication of NKY at any time. NKY is determined, comprised and calculated by Nikkei without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers— Non-U.S. Indices — Nikkei 225 Index”, NKY is a stock index that measures the composite price performance of selected Japanese stocks. NKY is based on 225 stocks trading on the Tokyo Stock Exchange (“TSE”), representing a broad cross-section of Japanese industries. All 225 constituents are stocks listed in the TSE Prime Market. Stocks listed in the TSE Prime Market are among the most actively traded stocks on the TSE. Nikkei’s rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in NKY. Nikkei first calculated and published NKY in 1970. Select information regarding top constituents and industry and/or sector weightings may be made available by its index sponsor on its website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The graph below illustrates the performance of NKY from January 1, 2016 through September 17, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of NKY on September 17, 2026 was 64,136.25. The actual initial asset level for NKY will be the closing level of NKY on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Securities.

FTSE® 100 Index

We have derived all information contained herein regarding the FTSE® 100 Index (“UKX”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by FTSE Russell.

FTSE Russell has no obligation to continue to publish UKX, and may discontinue publication of UKX at any time. UKX is determined, comprised and calculated by FTSE Russell without regard to this instrument.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — FTSE® 100 Index”, UKX is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. Additional information regarding UKX, including the top constituents, sectors and sector weightings, may be obtained from the FTSE Russell website: ftse.com/products/indices/uk. We are not incorporating by reference the website or any material it includes in this document.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The graph below illustrates the performance of UKX from January 1, 2016 through September 17, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of UKX on September 17, 2026 was 10,816.14. The actual initial asset level for UKX will be the closing level of UKX on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Securities.

Swiss Market Index (SMI)®

We have derived all information contained herein regarding the Swiss Market Index (“SMI”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by SIX Group Ltd. (“SIX Group”).

SIX Group has no obligation to continue to publish SMI, and may discontinue publication of SMI at any time. SMI is determined, comprised and calculated by SIX Group without regard to the notes.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — The Swiss Market Index”, SMI is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the SIX Swiss Exchange. SMI represents more than 75% of the free-float-market capitalization of the entire Swiss market. Additional information regarding SMI, including the top constituents, sectors and sector weightings, may be obtained from the SIX Group website: six-swiss-exchange.com/indices/overview_en.html. We are not incorporating by reference the website or any material it includes in this document.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The graph below illustrates the performance of SMI from January 1, 2016 through September 17, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of SMI on September 17, 2026 was 13,947.31. The actual initial asset level for SMI will be the closing level of SMI on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Securities.

S&P/ASX 200 Index

We have derived all information contained herein regarding the S&P/ASX 200 Index (“AS51”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (“S&P”).

S&P has no obligation to continue to publish AS51, and may discontinue publication of AS51 at any time. AS51 is determined, comprised and calculated by S&P without regard to this instrument.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — The S&P/ASX 200 Index”, AS51 includes 200 of the largest and most liquid stocks on the Australian equity market by float-adjusted market capitalization. The S&P/ASX 200 is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the ASX. All index-eligible securities that have their primary or secondary listing on the ASX are included in the initial selection of stocks from which the 200 component stocks may be selected. Additional information regarding AS51, including the top constituents, sectors and country weightings, may be obtained from the S&P website: spglobal.com/spdji/en//indices/equity/sp-asx-200 and spglobal.com. We are not incorporating by reference the website or any material it includes in this document.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The graph below illustrates the performance of AS51 from January 1, 2016 through September 17, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of AS51 on September 17, 2026 was 8,732.419. The actual initial asset level for AS51 will be the closing level of AS51 on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Securities.

What Are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as prepaid derivative contracts with respect to the underlying basket. If your Securities are so treated, you should generally recognize gain or loss upon the taxable disposition of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Hogan Lovells Cadwalader US LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Section 1297. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition of a Security. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by any such entity and consult their tax advisors regarding the possible consequences to them in the event that any such entity is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Securities are not “delta-one” with respect to the underlying basket, the basket assets or any underlying constituents, our special U.S. tax counsel is of the opinion that the Securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Securities are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying basket, the basket assets, the underlying constituents or your Securities, and following such occurrence your Securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules if you enter, or have entered, into certain other transactions in respect of the underlying basket, the basket assets, any underlying constituents or the Securities. If you enter, or have entered, into other transactions in respect of the underlying basket, the basket assets, any underlying constituents or the Securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including those of the underlying constituent issuers).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 8 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition on Sales to EEA Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition on Sales to UK Retail Investors — The Securities are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no disclosure document required by the UK Financial Conduct Authority (the “FCA”) Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the Securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the Securities or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulation 2024.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement
Investment Description	i
Features	i
Key Dates	i
Security Offering	i
Additional Information About UBS and the Securities	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Key Risks	4
Hypothetical Examples and Return Table of the Securities at Maturity	9
Information About the Underlying Basket and the Basket Assets	11
What Are the Tax Consequences of the Securities?	17
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	19

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-53
Material U.S. Federal Income Tax Consequences	PS-54
Certain ERISA Considerations	PS-77
Supplemental Plan of Distribution (Conflicts of Interest)	PS-79

Index Supplement
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
Nasdaq-100 Index®	IS-6
Russell 2000® Index	IS-13
S&P 500® Equal Weight Index	IS-21
S&P 500® Index	IS-23
S&P Select Sector Indices	IS-31
Non-U.S. Indices	IS-34
EURO STOXX 50® Index	IS-34
EURO STOXX® Banks Index	IS-40
FTSE® 100 Index	IS-46
MSCI Indexes	IS-52
MSCI-EAFE® Index	IS-52
MSCI® Emerging Markets IndexSM	IS-52
MSCI® Europe Index	IS-52
Nikkei 225 Index IS-58
S&P/ASX 200 Index IS-62
Swiss Market Index IS-70
TOPIX® IS-74

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	6
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	8
UBS AG	8
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	48
Legal Ownership and Book-Entry Issuance	65
Considerations Relating to Indexed Securities	69
Considerations Relating to Floating Rate Securities	72
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	75
U.S. Tax Considerations	77
Tax Considerations Under the Laws of Switzerland	88
Benefit Plan Investor Considerations	90
Plan of Distribution	92
Validity of the Securities	95
Experts	95

$• UBS AG

Buffer Autocallable GEARS
due on or about September 28, 2029

Preliminary Pricing Supplement dated September 18, 2026
(To Product Supplement dated February 6, 2025,
Index Supplement dated February 6, 2025
and Prospectus dated February 6, 2025)

UBS Investment Bank
UBS Financial Services Inc.